Filed pursuant to Rule 424(b)(3)
Registration No. 333-292660

PROSPECTUS

ALLURION TECHNOLOGIES, INC.

Up to 5,988,024 Shares of Common Stock

This prospectus relates to the potential offer and sale from time to time by the selling securityholders identified in this prospectus of up to an aggregate of 5,988,024 shares of common stock, par value $0.0001 per share (“common stock”), of Allurion Technologies, Inc. (“we,” “us,” the “Company” or “Allurion”), including (i) 2,994,012 shares of common stock (the “November 2025 Private Placement Shares”) issued and sold to the Selling Securityholders (as defined below) in a private placement pursuant to a securities purchase agreement (the “November 2025 Securities Purchase Agreement”), dated as of November 11, 2025, by and among us and the investors named therein (collectively, the “Selling Securityholders”), and (ii) 2,994,012 shares of common stock issuable upon the exercise of the warrants (“November 2025 Private Placement Warrants”) sold in a private placement pursuant to the November 2025 Securities Purchase Agreement. We may receive cash proceeds of up to approximately $5.0 million from the exercise of the November 2025 Private Placement Warrants. See “Selling Securityholders” for additional information regarding the Selling Securityholders.

This prospectus provides you with a general description of such securities and the general manner in which the Selling Securityholders may offer or sell the securities. More specific terms of any securities that the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

Our registration of the shares of common stock covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares. The Selling Securityholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the common stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the Selling Securityholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

Any common stock subject to resale hereunder will have been issued by us and acquired by the Selling Securityholders prior to any resale of such shares pursuant to this prospectus. No underwriter or other person has been engaged to facilitate the sale of the shares in this offering. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of common stock offered hereby. We will incur costs and expenses in connection with the registration of the shares of our common stock offered hereby, including filing, legal and accounting fees. You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “ALUR.” On January 15, 2026, the last quoted sale price for the shares of our common stock as reported on the NYSE was $1.89 per share.

We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Sales of a substantial number of shares of our common stock in the public market, including the resale of the shares of common stock held by the Selling Securityholders pursuant to this prospectus, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock and make it more difficult for you to sell your shares at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to this registration statement of which this prospectus forms a part, the Selling Securityholders will continue to offer the securities covered thereby pursuant to this prospectus for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) whereby the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus, except that we may receive cash proceeds of up to approximately $5.0 million from the exercise of the November 2025 Private Placement Warrants.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders takes responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Securityholders and their permitted transferees may use this shelf registration statement to sell securities from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part, to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any prospectus supplement or amendment together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” beginning on page 25 of this prospectus.

Unless the context otherwise requires, all references herein to “Allurion,” the “Company,” “we,” “us,” or “our” refer to the business and operations of Legacy Allurion (as defined herein) and its consolidated subsidiaries prior to consummation of the Business Combination (as defined below) and to New Allurion (as defined herein) and its consolidated subsidiaries following the consummation of the Business Combination. “Legacy Allurion” refers to Allurion Technologies, LLC, which was previously known as Allurion Technologies Opco, Inc. (formerly Allurion Technologies, Inc.) prior to the consummation of the Business Combination. “New Allurion” refers to Allurion Technologies, Inc., which was previously known as Allurion Technologies Holdings, Inc. prior to the consummation of the Business Combination.

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to those trademarks, trade names and service marks. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to the business and operations of Legacy Allurion and its consolidated subsidiaries prior to the Business Combination and to New Allurion and its subsidiaries following the Business Combination. In addition, as used in this prospectus, unless otherwise noted or the context otherwise requires, references to the following capitalized terms have the meanings set forth below:

“Additional RIFA Investors” refers to RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Biotech Opportunities Operating Ltd. (as transferee from RTW Biotech Opportunities Ltd. (formerly known as RTW Venture Fund Limited)) (in each case, together with their successors and permitted assigns).

“Amended and Restated RTW Side Letter” refers to the Amended and Restated RTW Side Letter, dated as of May 2, 2023, by and among the Company, Compute Health, Legacy Allurion, Merger Sub II and RTW.

“Amended Note Purchase Agreement” refers to the Note Purchase Agreement, dated as of April 14, 2024, by and among Allurion, Allurion Technologies, LLC, Allurion Australia Pty Ltd, a proprietary limited company organized under the laws of Australia and a wholly-owned subsidiary of Allurion, RTW and the other parties thereto, as amended by the First Amendment to Note Purchase Agreement, dated as of April 16, 2024, the Omnibus Amendment, dated as of January 7, 2025 (the “Omnibus Amendment”), and the Second Note Purchase Agreement Amendment.

“Board” refers to our Board of Directors.

“Business Combination” refers to the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” refers to the Business Combination Agreement, dated as of February 9, 2023, by and among Compute Health, Merger Sub I, Merger Sub II, Legacy Allurion and Allurion, as amended by the amendment to the Business Combination Agreement, dated as of May 2, 2023, by and among Compute Health, Merger Sub I, Merger Sub II, Allurion and Legacy Allurion.

“Bylaws” refers to the Amended and Restated Bylaws of Allurion.

“Charter” refers to the Amended and Restated Certificate of Incorporation of Allurion, as amended.

“Compute Health” refers to Compute Health Acquisition Corp., a Delaware corporation.

“dollars” or “$” refers to U.S. dollars.

“Exchange” refers to the exchange transaction contemplated by the Exchange Agreement.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” refers to that certain securities purchase and exchange agreement with RTW, dated November 11, 2025.

“February 2025 Private Placement Warrants” refers to the 1,800,000 common warrants to purchase up to 1,800,000 shares of common stock issuable upon exercise of such warrants issued and sold to investors in the February 2025 Private Placement.

“February 2025 Private Placement” refers to the issuance and sale in a private placement of February 2025 Private Placement Warrants to purchase up to 1,800,000 shares of common stock issuable upon exercise of such warrants to investors.

“February 2025 Securities Purchase Agreement” refers to the Securities Purchase Agreement, dated as of February 19, 2025, by and among Allurion and the February 2025 Investors, pursuant to which Allurion completed the February 2025 Private Placement.

“Investor Rights Agreement” refers to the Investor Rights and Lock-up Agreement, dated August 1, 2023, by and among Allurion, Compute Health Sponsor LLC and certain other parties.

“January 2025 Private Placement Warrants” refers to the 1,240,000 common warrants to purchase up to 1,240,000 shares of common stock issuable upon exercise of such warrants issued and sold to investors in the January 2025 Private Placement.

“January 2025 Private Placement” refers to the issuance and sale in a private placement of January 2025 Private Placement Warrants to purchase up to 1,240,000 shares of common stock issuable upon exercise of such warrants to investors.

“January 2025 Securities Purchase Agreement” refers to the Securities Purchase Agreement, dated as of January 24, 2025, by and among Allurion and the January 2025 Investors, pursuant to which Allurion issued and sold 1,240,000 shares of common stock and 1,240,000 accompanying common warrants to purchase up to 1,240,000 shares of common stock upon exercise of such warrants to investors.

“January 2025 Subscription Agreement” refers to the subscription agreement, dated as of January 14, 2025, by and among Allurion and RTW, pursuant to which Allurion issued and sold 841,751 shares of common stock to RTW in a private placement.

“July 2024 Offering” refers to the public offering pursuant to which we sold 662,701 shares of common stock and warrants to purchase 662,701 shares of common stock at an offering price of $30.00 per share and accompanying warrant.

“July 2024 Private Placement Warrants” refers to the private placement warrants to purchase, in the aggregate, up to 90,407 shares of our common stock, at an exercise price of $30.00 per share.

“July 2024 Public Warrants” refers to the warrants to purchase, in the aggregate, 662,701 shares of our common stock, at an exercise price of $30.00 per share, that were issued in the July 2024 Offering.

“Legacy Allurion” refers to the entity formerly known as Allurion Technologies, Inc. prior to the consummation of the Business Combination, which is now known as Allurion Technologies, LLC.

“Merger Sub I” refers to Compute Health Corp., a Delaware corporation.

“Merger Sub II” refers to Compute Health LLC, a Delaware limited liability company.

“New RIFA” refers to the Revenue Interest Financing Agreement, dated October 30, 2024, by and among the Company and the Additional RIFA Investors, as amended.

“Notes” refers to the convertible senior secured notes issued by Allurion pursuant to the Amended Note Purchase Agreement.

“November 2025 Private Placement” refers to the issuance and sale of 2,994,012 shares of common stock and 2,994,012 warrants to purchase 2,994,012 shares of common stock issued and sold to the Selling Securityholders pursuant to the November 2025 Securities Purchase Agreement.

“November 2025 Registration Rights Agreement” refers to the Registration Rights Agreement, dated as of November 11, 2025, by and among Allurion and the Selling Securityholders, pursuant to which Allurion agreed to register the November 2025 Private Placement Shares and the shares of common stock issuable upon the exercise of the November 2025 Private Placement Warrants.

“PIPE Subscription Agreements” refers to the subscription agreements, dated as of February 9, 2023, by and among Compute Health, Allurion and the investors party thereto, pursuant to which Allurion agreed to issue an aggregate of 215,468 shares of our common stock to such investors at a purchase price of $176.00 per share.

“Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Allurion.

“Revenue Interest Financing Agreement” refers to the Revenue Interest Financing Agreement, dated as of February 9, 2023, by and among the Company and certain entities that engaged RTW as investment manager, as amended.

“RIFAs” refers to the Revenue Interest Financing Agreement and the New RIFA.

“RTW” refers to RTW Investments, LP and certain entities that have engaged RTW Investments, LP as investment manager.

“Second Amendment Notes” refers to the Notes that may be converted pursuant to the Second Note Purchase Agreement Amendment, but not including the Notes that were converted into 1,492,539 shares of common stock pursuant to a notice of conversion dated April 16, 2025.

“Second Note Purchase Agreement Amendment” refers to the Second Amendment to Note Purchase Agreement dated as of April 15, 2025, by and among the Company, the purchasers party to Amended Note Purchase Agreement and RTW.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Series A Preferred Subscription Agreement” refers to the Subscription Agreement, dated as of June 28, 2024, by and among Allurion and funds affiliated with RTW, pursuant to which we agreed to sell 90,407 shares of Series A Preferred Stock (on a post-stock split basis) and 90,407 July 2024 Private Placement Warrants, at a purchase price of $30.00 per share and warrant.

“Series A Preferred Stock” refers to the shares of Series A preferred stock, par value $0.0001 per share, of Allurion.

“Series B Preferred Stock” refers to the shares of Series B preferred stock, par value $0.0001 per share, of Allurion.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, include, but are not limited to, statements regarding the plans, strategies and prospects, both business and financial, of Allurion Technologies, Inc. (“Allurion”, the “Company”, “we”, “our”, or “us”). Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “target,” “goal,” “forecasts,” “may,” “will,” “potential,” “should,” “would,” “could,” “future,” “seeks,” “plans,” “predicts,” “propose,” “scheduled,” “anticipates,” “intends” or similar expressions. Such statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.

Forward-looking statements in this prospectus include, but are not limited to, statements about our ability to:

•	realize the benefits expected from the Business Combination;

•	successfully defend litigation that may be instituted against us;

•	manage the timing, costs and effects of our reduction in force and strategic restructuring plan;

•	manage various conflicts of interest that could arise among us and our affiliates, investors, directors, and officers;

•	successfully deploy our cash and cash equivalents and proceeds from our equity facility with Chardan Capital Markets LLC;

•	maintain the listing of our securities on the NYSE, and the potential liquidity and trading of such securities;

•	acquire sufficient sources of funding if and when needed;

•	attract and retain key employees, officers, and directors;

•

implement and achieve business plans, forecasts, and other expectations, including any financial projections provided to investors in connection with the Business Combination, the purchasers in connection with the issuance of the Notes, and the investors in any offering, and identify and realize additional opportunities;

•	manage risks associated with our management having limited experience operating as a public company;

•

commercialize current and future products and services and create sufficient demand among health care providers and patients for such products, including the launch of our compounded GLP-1 program and achieving the expected benefits of such program;

•

successfully complete current and future preclinical studies and clinical trials of the swallowable, ProcedurelessTM intragastric balloon for weight loss developed by us (the “Allurion Smart Capsule”) and any other future product candidates;

•	obtain market acceptance of the Allurion Smart Capsule as safe and effective in any market in which it is or becomes approved;

•

cost-effectively sell existing and future products through distribution arrangements with distributors and/or successfully adopt a direct sales force as part of a hybrid sales model that includes both distributors and a direct sales effort;

•	timely collect accounts receivable from our customers;

•

obtain regulatory approval or clearance in the U.S. and certain jurisdictions for current and future products and maintain previously obtained approvals and/or clearances in those jurisdictions where products and services are currently offered;

•	accurately forecast customer demand and manufacture sufficient quantities of products that patients and health care providers request;

•

successfully compete in the highly competitive and rapidly changing regulated industries in which we operate, and effectively address changes in such industries, including changes in competitors’ products and services and changes in the laws and regulations that affect us;

•

successfully manage any future international expansion of our business and navigate business, regulatory, political, operational, financial, and economic risks associated with doing business internationally;

•	successfully manage any future growth or contraction in our business;

•	contract with third-party suppliers, manufacturers and providers and monitor such third parties’ ability to perform adequately under those arrangements;

•	comply with applicable legal and regulatory obligations;

•	obtain and maintain intellectual property protection for our products and technologies and acquire or license (on commercially reasonable terms) intellectual property from third parties;

•	sell products, and use proprietary technologies, without infringing, misappropriating, or otherwise violating the proprietary rights or intellectual property of third parties;

•	manage the impact of any significant acquisitions, dispositions, and other similar or material transactions;

•

implement and maintain effective internal controls over financial reporting, including with respect to the restatement of our prior financial statements, and remediate the existing material weaknesses in our internal controls;

•

manage the effects of natural disasters, acts of war or terrorism, the spread and/or abatement of infectious diseases, general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, and currency fluctuations, and other events beyond our reasonable control, including with respect to potential operational disruptions, labor disruptions, increased costs, and impacts to demand related to such events, on our ability to implement business plans, forecasts, and other expectations; and

•	other factors detailed under the section entitled “Risk Factors.”

We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy, and financial needs. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions and other factors described in the section entitled “Risk Factors” beginning on page 12 and elsewhere in this prospectus and the documents incorporated by reference herein. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, we operate in very competitive and rapidly changing environments. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-

looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Our Company,” “Where You Can Find More Information,” and our consolidated financial statements and related notes incorporated by reference to this prospectus, before making an investment decision. In this prospectus, unless the context requires otherwise, all references to “we,” “our,” “us,” “Allurion,” the “Registrant,” and the “Company” refer to Allurion Technologies, Inc. and its consolidated subsidiaries.

Overview

Allurion is a leading medical device company that is focused on creating a best-in-class weight loss platform to treat obese and overweight patients. Our platform, the Allurion Program (the “Allurion Program”), features the world’s first and only swallowable, ProcedurelessTM intragastric balloon for weight loss, the Allurion Smart Capsule, and offers artificial intelligence (“AI”)-powered remote patient monitoring tools, a proprietary behavior change program, secure messaging and video telehealth that are delivered by the Allurion Virtual Care Suite (“VCS”).

The Allurion Program is designed to achieve metabolically healthy weight loss, which entails losing weight, maintaining that weight loss, and maintaining or increasing muscle mass in the process. Unlike other options that lead to short-term weight loss and muscle wasting, the Allurion Program is intended to deliver longer lasting results while reducing fat and not muscle. We believe the Allurion Program is also synergistic in combination with other weight loss therapies, including glucagon-like peptide 1 (“GLP-1”) receptor agonists.

Our proprietary intragastric balloon, the Allurion Smart Capsule, is swallowed as a capsule under the guidance of a health care provider without surgery, endoscopy, or anesthesia for placement.

The Allurion VCS is comprised of tools to support patients’ weight loss experience, which we believe benefit both patients and health care providers:

•

For Allurion Program patients: Every current Allurion Program patient receives an Allurion Connected Scale (“Allurion Connected Scale”) and access to our mobile app (the “App”), which integrates data from the Allurion Connected Scale and wearable trackers, to conveniently monitor weight, muscle mass, body fat, activity, sleep, and several other critical metrics. The App can also enable secure messaging and video telehealth with the patient’s care team and can deliver content from Allurion’s proprietary behavior change program—a library of 100 weight loss actions related to diet, nutrition, exercise, mental health, sleep, goal setting, and a number of other topics—directly to the patient. The App is available in 15 languages.

•

For Allurion Program providers: Our clinic dashboard, Allurion Insights, provides end-to-end remote patient monitoring powered by the Allurion Iris AI platform, which leverages machine learning to deliver key insights related to patient tracking data. Allurion Insights offers real-time access to patient data and AI-powered analytics, note functionality to keep track of patient encounters, and clinic-wide metrics that provide a snapshot of the clinic’s overall performance.

In addition to its use by Allurion Smart Capsule patients, we believe the Allurion VCS can potentially be a platform for optimal long-term follow-up after other medical and surgical weight loss interventions in the future.

We have incorporated a Treatment Tracking and Clinic-Led Onboarding feature into the VCS that enables seamless onboarding and management of patients undergoing one or multiple weight loss treatments, including gastric balloons such as the Allurion Smart Capsule, surgery, or medication, and in April 2024 launched the VCS in the United States for patients utilizing other weight loss treatments, including anti-obesity medications and bariatric surgery.

Our Allurion Program products are currently sold in Europe, the Middle East, Africa, Latin America, Canada and the Asia-Pacific region. We have submitted our premarket application for approval by the U.S. Food and Drug Administration for sale of our Allurion Program in the United States.

Recent Developments

November 2025 Private Placement

On November 11, 2025, we entered into the November 2025 Securities Purchase Agreement with certain accredited investors named therein, pursuant to which we agreed to issue and sell 2,994,012 shares of our common stock and accompanying November 2025 Private Placement Warrants to purchase up to 2,994,012 shares of common stock, for an aggregate purchase price of approximately $5.0 million at a purchase price of $1.67 per share of common stock and accompanying November 2025 Private Placement Warrant.

Exchange Agreement

On November 11, 2025, we entered into the Exchange Agreement, pursuant to which RTW has agreed to exchange all of the (i) principal amount of the Notes, purchased pursuant to the terms of the Amended Note Purchase Agreement, including interest accrued on the Notes; (ii) Company obligations under the Revenue Interest Financing Agreement; and (iii) Company obligations under the New RIFA for shares of Series B Preferred Stock. RTW’s obligation to consummate the closing of the Exchange is conditioned upon, among other things, the receipt of stockholder approval of the issuance of Series B Preferred Stock, which was obtained on December 18, 2025. The terms of the Series B Preferred Stock are described in our Current Report on Form 8-K, filed with the SEC on November 12, 2025.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparability of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the effectiveness of the registration statement filed in connection with our Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K promulgated under the Securities Act, which allows us to take advantage of certain exemptions from disclosure requirements, including exemption from compliance with the auditor attestation requirements of Section 404. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of our common stock held by non-affiliates exceeds $250 million as of the prior June 30 and our annual revenue exceeded $100 million during such completed fiscal year or (ii) the market value of the shares of our common stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Company Information

We were incorporated under the laws of the State of Delaware on January 25, 2023. The mailing address of our principal executive office is 11 Huron Drive, Natick, MA 01760, and the telephone number is (508) 647-4000.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information about issuers, like us, that file electronically with the SEC. We also maintain a website at www.allurion.com. We make available, free of charge, on our investor relations website at investors.allurion.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. Information contained on or accessible through our websites is not a part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.

THE OFFERING

Issuer	Allurion Technologies, Inc., a Delaware corporation.

Shares of common stock offered by the Selling Securityholders	Up to 5,998,024 shares of our common stock, consisting of:

•	Up to 2994,012 shares of common stock issued and sold to the Selling Securityholders; and

•	Up to 2,994,012 shares of common stock issuable upon exercise of the November 2025 Private Placement Warrants sold to the Selling Securityholders.

Terms of the Offering	The Selling Securityholders will determine when and how they will dispose of any shares of our common stock acquired under the November 2025 Securities Purchase Agreement or upon the exercise of the November 2025 Private Placement Warrants acquired under the November 2025 Securities Purchase Agreement that are registered under this prospectus for resale.

Use of Proceeds	All shares of common stock offered by this prospectus are being registered for the account of the Selling Securityholders and we will not receive any proceeds from the resale of shares of our common stock by the Selling Securityholders. We may receive cash proceeds of up to approximately $5.0 million from the exercise of the November 2025 Private Placement Warrants.

Common stock ticker symbol	“ALUR.”

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties discussed under the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments or updates to our risk factors reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus, together with other information in this prospectus, the documents incorporated by reference, any prospectus supplement and any free writing prospectus that we may authorize. These risks and uncertainties are not the only risks and uncertainties we may face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties materialize, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment. Please also read carefully the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

All of the shares of our common stock offered by any Selling Securityholder will be solely for the account of such Selling Securityholder. We will not receive any of the proceeds from the sale of such shares.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of such Selling Securityholder’s shares of common stock, and we will bear all costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration, listing and qualification fees, printers fees, and fees and disbursements of our counsel and our independent registered public accountants.

We could potentially receive up to an aggregate of approximately $5.0 million in proceeds from the exercise of the November 2025 Private Placement Warrants, assuming the full exercise in cash of all of the November 2025 Private Placement Warrants. We will not receive any of the proceeds from the resale of the shares of common stock issuable upon the exercise of the November 2025 Private Placement Warrants.

We intend to use any net proceeds we may receive from any exercise of the November 2025 Private Placement Warrants for working capital and other general corporate purposes. We will have broad discretion over the use of any proceeds from any exercise of the November 2025 Private Placement Warrants. Pending other uses, we may invest the net proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the net proceeds invested will yield a favorable return.

There is no assurance that the holders of the November 2025 Private Placement Warrants will elect to exercise any or all of such November 2025 Private Placement Warrants. There can be no assurance that such November 2025 Private Placement Warrants will be in the money prior to their respective expiration dates, and therefore, we may not receive any cash proceeds from the exercise of such November 2025 Private Placement Warrants. See the “Risk Factors” set forth in our filings with the SEC and incorporated herein by reference for additional information.

SELLING SECURITYHOLDERS

Unless the context otherwise requires, as used in this prospectus, “Selling Securityholder” includes the Selling Securityholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from the Selling Securityholders as a gift, pledge or other non-sale related transfer.

This prospectus covers the resale of up to 5,988,024 shares of common stock, including (i) 2,994,012 shares of common stock issued and sold to the Selling Securityholders pursuant to the November 2025 Securities Purchase Agreement, and (ii) 2,994,012 shares of common stock issuable upon the exercise of the November 2025 Private Placement Warrants sold to the Selling Securityholders pursuant to the November 2025 Securities Purchase Agreement.

In addition to being a party to the November 2025 Securities Purchase Agreement, RTW is party to the Exchange Agreement, the January 2025 Subscription Agreement, the RIFAs, the Amended and Restated RTW Side Letter, a PIPE Subscription Agreement, the Amended Note Purchase Agreement (and is a purchaser thereunder), the Omnibus Amendment and the Series A Preferred Subscription Agreement. Pursuant to the Amended Note Purchase Agreement, until the Notes are converted or repaid in full, RTW will be entitled to designate one representative who will serve as a non-voting board observer to the Board. In September 2024, we appointed Keith Johns to our Board, in satisfaction of certain obligations to RTW set forth in the Amended Note Purchase Agreement. The Omnibus Amendment also provides that we will ensure that RTW and the Additional RIFA Investors have the right to designate one director to the Board as set forth in the Investor Rights Agreement, which director is currently Nicholas Lewin, and as of the effective date of the Omnibus Amendment, also have the right to designate a second director to the Board, which additional director is initially R. Jason Richey. RTW’s obligation to consummate the closing of the Exchange is conditioned upon, among other things, the receipt of stockholder approval of the issuance of the Series B Preferred Stock and Common Stock issuable upon conversion thereof, which was obtained on December 18, 2025.

Upon the closing of the Exchange, RTW’s rights to appoint certain directors of the Company pursuant to the Amended Note Purchase Agreement and the RIFAs will terminate and be replaced by the rights set forth in the Certificate of Designations of Rights and Preferences of the Series B Preferred Stock (the “Certificate of Designations”). Pursuant to the terms of the Certificate of Designations, for so long as RTW or its affiliates beneficially own at least: (i) 10% of our securities, RTW will have the right to nominate an individual for election to the Board and (ii) 30% of our securities, RTW will have the right to nominate a second individual for election to the Board, in each case subject to the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the approval of the Board. Such individuals shall initially be Nicholas Lewin and R. Jason Richey, respectively, who currently serve on the Board. In addition, for so long as (x) a Specified Breach Event (as defined below) has occurred and is continuing and (y) RTW or its affiliates beneficially own at least 10% of the Company’s securities, RTW will have the right to nominate two additional individuals for election to the Board, in each case subject to the recommendation of the Nominating Committee and the approval of the Board. Notwithstanding the foregoing, if the appointment of such individuals would result in a majority of the Board being comprised of individuals nominated by RTW, then (i) such nomination right will be reduced so that all individuals nominated by RTW shall represent less than a majority of the Board, (ii) we will use our best efforts to increase the size of the Board to permit nomination of both individuals while all individuals nominated by RTW represent less than a majority of the Board, and (iii) the dividend rate of the Series B Preferred Stock will be increased by 2% during such period that at least one such individual cannot be appointed. “Specified Breach Event” means our failure to satisfy our obligations under the Exchange Agreement to: (i) maintain a minimum aggregate balance of $3.0 million in unrestricted cash and (ii) obtain a marketing authorization from the U.S. Food and Drug Administration for one of its products no later than December 31, 2026, which, in each case, has not been cured.

Except for the foregoing relationships, the Selling Securityholders have not had any material relationship with us within the past three years.

The table below lists the Selling Securityholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the shares of common stock held by the Selling Securityholders. The second column lists the number of shares of common stock beneficially owned by the Selling Securityholders, based on their beneficial ownership of shares of common stock, including shares of common stock issuable upon conversion of the Notes and exercise of warrants held by the Selling Securityholders, subject to the Beneficial Ownership Limitations (as defined below). The third column lists the shares of common stock being offered by this prospectus by the Selling Securityholders and does not take into account any limitations on exercise of the November 2025 Private Placement Warrants set forth therein. The fourth column is based on 12,279,181 shares of common stock outstanding as of January 5, 2026 and assumes the sale of all of the shares of common stock offered by the Selling Securityholders pursuant to this prospectus, and further assumes that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. The Selling Securityholders may sell all, some or none of their shares in this offering.

A holder of July 2024 Public Warrants, July 2024 Private Placement Warrants, January 2025 Private Placement Warrants, February 2025 Private Placement Warrants, or November 2025 Private Placement Warrants, as applicable, may not exercise such warrants if such holder, together with its affiliates, would beneficially own more than 4.99% (or, upon election by a holder prior to the issuance of the applicable warrant, on at least 61 days’ prior notice from the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise (the “Warrant Beneficial Ownership Limitations”).

Pursuant to the terms of the Amended Note Purchase Agreement, each purchaser thereunder is subject to a beneficial ownership conversion limitation such that no purchaser shall be permitted to convert Notes (other than Second Amendment Notes) to the extent it would result in such purchaser and its affiliates beneficially owning more than the beneficial ownership limitation, currently set at 9.99% of our common stock (together with the Warrant Beneficial Ownership Limitations, the “Beneficial Ownership Limitations”). The Second Amendment Notes are not subject to the 9.9% Beneficial Ownership Limitation, but may not be converted except upon the mutual agreement of us and RTW, and we may withhold our agreement in our sole discretion.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

	Common Stock Beneficially Owned Prior to this Offering(1)	Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Common Stock Owned After this Offering(1)(2)
Name of Selling Securityholders	Number of Shares		Number of Shares	Percent
Armistice Capital, LLC(3)	612,732	119,760	612,732	4.9%
Entities affiliated with Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(4)	418,783	119,760	299,023	2.4%
Midas Global Investments Pte Ltd.(5)	612,732	1,197,604	0	—
Anson Investments Master Fund LP(6)	358,794	119,762	239,032	1.9%
Bigger Capital Fund, LP(7)	162,031	59,880	102,151	*
CVI Investments, Inc.(8)	433,783	119,760	314,023	2.6%
District 2 Capital Fund LP(9)	162,031	59,880	102,151	*
Entities affiliated with Empery Asset Management, LP(10)	426,214	119,762	306,452	2.5%
Hudson Bay Master Fund Ltd.(11)	612,732	119,760	538,089	4.4%
Intracoastal Capital LLC(12)	242,340	119,760	122,580	1.0%
L1 Capital Global Opportunities Master Fund(13)	201,482	119,760	81,722	*
Entities affiliated with RTW(14)	5,891,430	3,712,576	5,891,430	48.0%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

Beneficial ownership as reflected in this table gives effect to the Beneficial Ownership Limitations. The number of shares of common stock beneficially owned after the offering assumes the sale of all shares being offered pursuant to this prospectus. However, the Selling Securityholder is not obligated to sell all or any portion of the shares of common stock offered pursuant to this prospectus.

(2)

Assumes the sale of all shares of common stock being offered pursuant to this prospectus. The Selling Securityholders may choose not to sell any of the shares of common stock offered by this prospectus. The Selling Securityholders are not obligated to sell all or any portion of the shares of our common stock offered pursuant to this prospectus. This column represents the number of shares that will be held by the Selling Securityholders after completion of this offering based on 12,279,181 shares of our common stock outstanding as of January 5, 2026, and based on the assumptions that (a) all 2,994,012 shares of common stock issued and sold to the Selling Securityholders pursuant to the November 2025 Securities Purchase Agreement registered for resale by the registration statement of which this prospectus is part of will be sold, (b) all 2,994,012 shares of common stock issuable upon exercise of the November 2025 Private Placement Warrants are issued upon exercise of the November 2025 Private Placement Warrants and sold, and (c) no other shares of common stock are acquired or sold by the Selling Securityholders prior to completion of this offering.

(3)

The shares of common stock to be offered pursuant to this prospectus consist of (i) 59,880 shares of common stock and (ii) 59,880 shares of common stock issuable upon the exercise of November 2025 Private Placement Warrants held by Armistice Capital Master Fund Ltd. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(4)

The shares of common stock to be offered pursuant to this prospectus consist of (i) 59,880 shares of common stock and (ii) 59,880 shares of common stock issuable upon the exercise of November 2025 Private Placement Warrants held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B is c/o Ayrton Capital LLC, 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(5)

The shares of common stock to be offered pursuant to this prospectus consist of (i) 598,802 shares of common stock and (ii) 598,802 shares of common stock issuable upon the exercise of November 2025 Private Placement Warrants held by Midas Global Investments Pte Ltd. Meeba Holding Pte Ltd owns 100% of the equity of Midas Global Investments Pte Ltd and Yunus Gafulbhai Bilakhia is the managing member of Meeba Holding Pte Ltd, such that each of Meeba Holding Pte Ltd and Yunus Gafulbhai Bilakhia may be deemed to be the beneficial owner of these shares. The principal address of Midas Global Investments Pte Ltd is #11-02, 8 Temasek Boulevard, Suntec City, T3 Singapore 038988.

(6)

The shares of common stock to be offered pursuant to this prospectus consist of (i) 59,881 shares of common stock and (ii) 59,881 shares of common stock issuable upon the exercise of November 2025 Private Placement Warrants held by Anson Investments Master Fund LP. Anson Advisors Inc. and Anson Funds Management LP, the co-Investment Advisers of Anson Investments Master Fund LP ( “Anson”), hold voting and dispositive power over the shares of common stock held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(7)

The shares of common stock to be offered pursuant to this prospectus consist of (i) 29,940 shares of common stock and (ii) 29,940 shares of common stock issuable upon the exercise of November 2025 Private Placement Warrants held by Bigger Capital Fund, LP. The address and principal office of such entity is 11700 West Charleston Blvd. #170-659, Las Vegas, NV, 89135.

(8)

The shares of common stock to be offered pursuant to this prospectus consist of (i) 59,880 shares of common stock, and (ii) 59,880 shares of common stock issuable upon the exercise of November 2025 Private Placement Warrants held by CVI Investments, Inc. (“CVI”). Heights Capital Management, Inc., the authorized agent of CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as president of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to this prospectus. The address and principal office of such entity is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.

(9)

The shares of common stock to be offered pursuant to this prospectus consist of (i) 29,940 shares of common stock, and (ii) 29,940 shares of common stock issuable upon the exercise of November 2025 Private Placement Warrants held by District 2 Capital Fund LP. The address and principal office of such entity is 14 Wall Street, 2nd Floor, Huntington, NY 11743.

(10)

The shares of common stock to be offered pursuant to this prospectus consist of (a) (i) 29,095 shares of common stock, and (ii) 29,095 shares of common stock issuable upon the exercise of November 2025 Private Placement Warrants held by Empery Asset Master, LTD (“EAM”); (b) (i) 9,049 shares of common stock, and (ii) 9,049 shares of common stock issuable upon the exercise of November 2025 Private

Placement Warrants held by Empery Tax Efficient, LP (“ETE”); and (c) (i) 21,737 shares of common stock, and (ii) 21,737 shares of common stock issuable upon the exercise of November 2025 Private Placement Warrants held by Empery Tax Efficient III, LP (“ETE III” and collectively with EAM and ETE, the “Empery Funds”). Empery Asset Management LP, the authorized agent of each of the Empery Funds, has discretionary authority to vote and dispose of the shares held by each of the Empery Funds and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by each of the Empery Funds. Each of the Empery Funds and each of Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares. The address of each of the Empery Funds is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.
(11)

The shares of common stock to be offered pursuant to this prospectus consist of (i) 59,880 shares of common stock, and (ii) 59,880 shares of common stock issuable upon exercise of the November 2025 Private Placement Warrants held by Hudson Bay Master Fund Ltd. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of such entity is c/o Hudson Bay Capital Management LP, 290 Harbor Dr., 3rd Floor, Stamford, CT 06902.

(12)

The shares of common stock to be offered pursuant to this prospectus consist of (i) 59,880 shares of common stock, and (ii) 59,880 shares of common stock issuable upon exercise of the November 2025 Private Placement Warrants held by Intracoastal Capital LLC (“Intracoastal”). Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address and principal office of Intracoastal is 245 Palm Trail, Delray Beach, FL, 33483.

(13)

The shares of common stock to be offered pursuant to this prospectus consist of (i) 59,880 shares of common stock, and (ii) 59,880 shares of common stock issuable upon exercise of the November 2025 Private Placement Warrants held by L1 Capital Global Opportunities Master Fund (“L1 Capital”). David Feldman and Joel Arber are the directors of L1 Capital. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such shares, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein. The principal business address of L1 Capital is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(14)

The shares of common stock to be offered pursuant to this prospectus consist of (a) (i) 991,544 shares of common stock, and (ii) 991,544 shares of common stock issuable upon the exercise of November 2025 Private Placement Warrants held by RTW Master Fund, Ltd.; (b) (i) 767,848 shares of common stock, and (ii) 767,848 shares of common stock issuable upon the exercise of November 2025 Private Placement Warrants held by RTW Innovation Master Fund, Ltd.; and (c) (i) 96,896 shares of common stock, and (ii) 96,896 shares of common stock issuable upon the exercise of November 2025 Private Placement Warrants held by RTW Biotech Opportunities Operating, Ltd. RTW, in its capacity as the investment manager of each of RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Biotech Opportunities Operating, Ltd. (collectively, the “RTW Funds”), has the power to vote and the power to direct the disposition of the shares held by the RTW Funds. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the securities held by RTW. Dr. Wong disclaims beneficial ownership of the shares held by the RTW Funds, except to the extent of his pecuniary interest therein. The address and principal office of RTW is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW Funds is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014. Beneficial ownership as reflected in this table for RTW gives effect to the various limitations on the conversion of the Notes, exercise of the Warrants and any other conversion or exercise limits on the securities held by RTW.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes certain important terms of our capital stock as of the date of this prospectus as specified in our Charter and Bylaws. Because the following description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to the Charter and the Bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law.

Our Charter authorizes the issuance of 1.1 billion shares, consisting of 1 billion shares of common stock, $0.0001 par value per share, and 100 million shares of preferred stock, $0.0001 par value per share. As of January 5, 2026, there were 12,279,181 shares of our common stock outstanding, and no shares of preferred stock outstanding.

Common Stock

Our Charter provides the following with respect to the rights, powers, preferences and privileges of our common stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of our common stock will possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of our common stock will be entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of our common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor. We do not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, and general financial conditions. In no event will any stock dividends or stock splits or combinations of stock be declared or made on our common stock unless all shares of our common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, our net assets will be distributed pro rata to the holders of our common stock, subject to the rights of the holders of Preferred Stock, if any.

Preemptive or Other Rights

There are no sinking fund provisions applicable to our common stock.

Preferred Stock

Our Charter provides that shares of Preferred Stock may be issued from time to time in one or more series. Our Board is authorized to fix the designations, powers (including voting powers, full or limited, or no voting powers), preferences and the relative, participating, optional or other special rights of the shares of each series of Preferred Stock and any qualifications, limitations and restrictions thereof. Our Board is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of our Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Allurion or the removal of existing management.

Warrants

November 2025 Private Placement Warrants

The following summary of certain terms and provisions of the November 2025 Private Placement Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the November 2025 Private Placement Warrants. You should review a copy of the form of November 2025 Private Placement Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the November 2025 Private Placement Warrants.

Duration and Exercise Price

Each November 2025 Private Placement Warrant has an initial exercise price of $1.67 per share. The November 2025 Private Placement Warrants became exercisable on December 18, 2025, upon the receipt of stockholder approval for the issuance of the shares of common stock issuable upon exercise of such warrants as required by the applicable rules and regulations of the NYSE. The November 2025 Private Placement Warrants will expire on December 18, 2030. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The November 2025 Private Placement Warrants were issued separately from the common stock issued and sold in the November 2025 Offering and may be transferred separately immediately thereafter.

Exercisability

The November 2025 Private Placement Warrants are exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of the November 2025 Private Placement Warrants to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s November 2025 Private Placement Warrants. No fractional shares of common stock will be issued in connection with the exercise of a November 2025 Private Placement Warrant. In lieu of fractional shares, we may elect to pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise

If, at the time a holder exercises its November 2025 Private Placement Warrants, a registration statement registering the issuance of the shares of common stock underlying the November 2025 Private Placement Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares determined according to a formula set forth in the November 2025 Private Placement Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the November 2025 Private Placement Warrants and generally including (i) our merger or consolidation with or into another person, (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, (iii) any purchase offer, tender offer or exchange offer pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property that has been accepted by the holders of greater than 50% of our outstanding common stock or greater than 50% of the voting power of our common equity,

(iv) any reclassification, reorganization or recapitalization of our shares of common stock or any compulsory share exchange, or (v) any stock or share purchase agreement or other business combination with another person or group of persons whereby such other person or group acquires greater than 50% of our outstanding shares of common stock or greater than 50% of the voting power of our common equity, the holders will be entitled to receive upon subsequent exercise the number of shares of common stock of the successor or acquiring corporation or of the Company, if we are the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock for which such November 2025 Private Placement Warrant was exercisable immediately prior to such fundamental transaction (without regard to any limitation on the exercise of such November 2025 Private Placement Warrant).

Transferability

Subject to applicable laws, a November 2025 Private Placement Warrant may be transferred at the option of the holder upon surrender of the November 2025 Private Placement Warrant together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the November 2025 Private Placement Warrants on the NYSE or any other securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the November 2025 Private Placement Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the November 2025 Private Placement Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such holders exercise the November 2025 Private Placement Warrants.

Registration Rights

November 2025 Securities Purchase Agreement

On November 11, 2025, we entered into the November 2025 Securities Purchase Agreement with the Selling Securityholders, pursuant to which we agreed to issue and sell 2,994,012 shares of our common stock and 2,994,012 November 2025 Private Placement Warrants to purchase up to 2,994,012 shares of common stock in the November 2025 Private Placement at a purchase price of $1.67 per share and accompanying warrant, for an aggregate purchase price of approximately $5.0 million. The November 2025 Private Placement closed on November 14, 2025.

Pursuant to the November 2025 Registration Rights Agreement, we agreed to file a resale registration statement with the SEC within 60 calendar days of November 11, 2025. We must use commercially reasonable efforts to have such registration statement declared effective by the SEC as promptly as possible, but in no event later than the date which shall be either (a) in the event that the SEC does not review such registration statement, 90 days after the closing date of the November 2025 Private Placement, or (b) in the event that the SEC does review such registration statement, 120 days after the closing date of the November 2025 Private Placement (but in any event, no later than five trading days following the SEC’s notification that it has no further comments to the registration statement). We agreed to use commercially reasonable efforts to keep such registration statement continuously effective until all securities registered pursuant to the registration statement of which this prospectus is a part have been sold or may be sold without volume or manner-of-sale restrictions and without the requirement for us to be in compliance with current public information requirements.

PLAN OF DISTRIBUTION

The Selling Securityholders, which shall include donees, pledgees, transferees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of shares of our common stock or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	to or through underwriters or broker-dealers;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through agreements between broker-dealers and the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the shares of common stock in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to each such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of the shares of common stock offered by them will be the purchase price of the shares of common stock less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering, except that we may receive cash proceeds of up to approximately $5.0 million upon the exercise of the November 2025 Private Placement Warrants.

The Selling Securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of our common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Any Selling Securityholders who are an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of common stock to be sold, the name of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the shares of common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Goodwin Procter LLP, Boston, Massachusetts. Any underwriters or agents will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements of Allurion Technologies, Inc. incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement (including amendments and exhibits to the registration statement) on Form S-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and the securities offered by this prospectus, you may examine the registration statement of which this prospectus forms a part, the documents incorporated by reference herein and the exhibits filed with it at the website provided in the next paragraph. You should rely only on the information contained in this prospectus, any applicable prospectus supplement, any free writing prospectus and the documents incorporated by reference herein and therein. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at investors.allurion.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 27, 2025, as amended on August 19, 2025;

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our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 15, 2025, as amended on August  19, 2025, August  19, 2025 and November 17, 2025, respectively;

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our Current Reports on Form 8-K, filed with the SEC on January 6, 2025, January  8, 2025, January  17, 2025, January  28, 2025, February  13, 2025, February  21, 2025, April  3, 2025; April  10, 2025; April  17, 2025; August  7, 2025; August  14, 2025; October  3, 2025; November  12, 2025; and December 19, 2025; and

•

the description of our securities contained in our registration statement on Form 8-A (File No. 001-41767) filed with the SEC on August 1, 2023, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 001-41767), filed with the SEC on March 27, 2025.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents and will be automatically updated and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02, 7.01 or 9.01 of Form 8-K. Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of any or all of the reports or documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Allurion Technologies, Inc., 11 Huron Drive, Natick, MA 01760.

Allurion Technologies, Inc.

Up to 5,988,024 Shares of Common Stock

PROSPECTUS

January 16, 2026

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.